      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             GREYHOUND LINES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                                           86-0572343
           (State or Other Jurisdiction                              (I.R.S. Employer
         of Incorporation or Organization)                        Identification Number)
        15110 N. DALLAS PARKWAY, SUITE 600                   MARK E. SOUTHERST, VICE PRESIDENT
                DALLAS, TEXAS 75248                                 AND GENERAL COUNSEL
                  (972) 789-7000                           15110 NORTH DALLAS PARKWAY, SUITE 600
                                                                    DALLAS, TEXAS 75248
    (Address, Including Zip Code, and Telephone                       (972) 789-7000
          Number, Including Area Code, of
     Registrant's Principal Executive Offices)            (Name, Address, Including Zip Code, and
                                                         Telephone Number, Including Area Code, of
                                                                    Agent for Service)

                                    Copy to:

                            JEREMY W. DICKENS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                           PROPOSED         PROPOSED
                                                                           MAXIMUM          MAXIMUM
                                                     AMOUNT                OFFERING        AGGREGATE          AMOUNT OF
TITLE OF EACH CLASS OF                               TO BE                PRICE PER         OFFERING        REGISTRATION
SECURITIES TO BE REGISTERED                        REGISTERED              NOTE(1)          PRICE(1)             FEE
----------------------------------------------------------------------------------------------------------------------------
8 1/2% Convertible Exchangeable Preferred
  Stock, par value $0.01 per share.......       2,400,000 shares           $24.8125       $59,550,000        $18,045.45
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share..................................     12,307,692 shares(2)            --               --              None(3)
----------------------------------------------------------------------------------------------------------------------------
8 1/2% Convertible Subordinated
  Debentures due 2009....................         $60,000,000                 --               --              None(3)
----------------------------------------------------------------------------------------------------------------------------
          Total..........................                                  $24.8125       $59,550,000        $18,045.45
============================================================================================================================

(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price as of May 8, 1997 as reported to Registrant by Bear, Stearns & Co., Inc.

(2) The amount to be registered shall also be deemed to include such greater number of shares of Common Stock as are issuable as a result of the adjustment to the conversion price pursuant to the Certificate of Designations for the Preferred Stock or pursuant to the indenture governing the Convertible Subordinated Debentures.

(3) No separate consideration will be received for the Common Stock or the Convertible Subordinated Debentures issuable upon conversion or exchange, respectively, of the Convertible Exchangeable Preferred Stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 16, 1997
PROSPECTUS

  [Greyhound Logo]                                   GREYHOUND LINES, INC.
                                   2,400,000 SHARES OF 8 1/2% CONVERTIBLE EXCHANGEABLE STOCK

                         ------------------------------

    This Prospectus relates to the offering (the "Offering") by the Selling Securityholders (as hereinafter defined) from time to time of (i) up to 2,400,000 shares (the "Shares") of 8 1/2% Convertible Exchangeable Preferred Stock, liquidation preference $25.00 per share (the "Preferred Stock"), of Greyhound Lines, Inc. (the "Company"), (ii) up to $60.0 million aggregate principal amount of 8 1/2% Convertible Subordinated Notes due 2009 (the "Exchange Debentures") of the Company, issuable upon exchange of the Preferred Stock (as hereinafter described) and (iii) up to 12,307,692 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, issuable upon conversion of the Preferred Stock or the Exchange Debenture, (as hereinafter described). See "Selling Securityholders." The Preferred Stock, Exchange Debentures and Common Stock offered hereby are referred to herein as the "Securities."

    Dividends on the Preferred Stock will accrue at a rate per annum equal to 8 1/2% of the liquidation preference per share of Preferred Stock and will be payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 1997. The Preferred Stock will be convertible, subject to prior redemption, at any time on or after July 15, 1997 at the option of the holder thereof into Common Stock at a conversion price of $4 7/8 per share, subject to certain adjustments. The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "BUS." On May 15, 1997, the last reported sale price of the Common Stock on the AMEX was $3 7/8 per share.

    The Preferred Stock will be redeemable, in whole or in part, at any time on or after May 3, 2000, at the redemption prices set forth herein, plus accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the redemption date. Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all outstanding shares of Preferred Stock at a price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the repurchase date. See "Description of Securities -- Preferred Stock."

    Subject to certain conditions, the Company may at its option exchange all, but not less than all, of the then outstanding shares of Preferred Stock into its 8 1/2% Convertible Subordinated Debentures due 2009 on any dividend payment date on or after April 16, 1999. The Exchange Debentures, if issued, will bear interest at 8 1/2 per annum and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing with the first such date following the date on which the Exchange Debentures are issued. The Exchange Debentures will be subordinated to all existing and future Senior Debt (as defined herein) of the Company. The Exchange Debentures will be convertible, subject to prior redemption, at any time after issuance thereof, at the option of the holder thereof, into Common Stock at a conversion price of $4 7/8 per share, subject to certain adjustments. The Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, at any time on or after May 3, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the redemption date. Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase all or any part of each holder's Exchange Debentures at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the repurchase date. See "Description of Securities -- Exchange Debentures."

    The Selling Securityholders may sell the Securities to which this Prospectus relates in whole or from time to time in part through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company has agreed to pay substantially all the fees and expenses incurred in connection with the registration of the Securities, other than any underwriting fees, discounts or commissions attributable to the sale of the Securities. The Selling Securityholders and any broker, dealer or underwriter that participates with the Selling Securityholders in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of such Preferred or the other Securities Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

    The Preferred Stock currently trades in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Shares of Preferred Stock sold pursuant to this Prospectus thereafter will not be eligible for trading in the PORTAL Market. The Company does not intend to list the Preferred Stock on any securities exchange or to seek approval for quotation of the Preferred Stock through any automated quotation system. Although Bear, Stearns & Co. Inc. has advised the Company that it intends to make a market in the Preferred Stock, it is not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Preferred Stock will develop or be maintained.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is            , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files periodic reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed on the American Stock Exchange and all reports, proxy and information statements, and other information filed by the Company with the Commission also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, as amended, with respect to the Securities offered hereby. This prospectus does not include all the information set forth in the Registration Statement and the exhibits thereto, to which reference is made for further information with respect to the Company. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained from the Commission upon payment of prescribed rates or may be examined without charge at the public reference facilities of the Commission as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed March 19, 1997;

          (2) The Company's Current Report on Form 8-K filed March 19, 1997;

          (3) The Company's Current Report on Form 8-K filed April 9, 1997;

          (4) The Company's Proxy Statement for the year ended December 31, 1996 filed April 16, 1997;

          (5) The Company's Current Report on Form 8-K filed April 28, 1997; and

          (6) the Company's Quarterly Report on Form 10-Q filed May 13, 1997.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Securities, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to Greyhound Lines, Inc., 15110 N. Dallas Parkway, Suite 600, Dallas, Texas 75248, Attention: Investor Relations, telephone: (972) 789-7577.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, contained in this Prospectus, including information and financial data incorporated herein by reference. The terms "Greyhound" and "Company" refer to Greyhound Lines, Inc. and its subsidiaries, unless otherwise stated or indicated by the context.

                                  THE COMPANY

     The Company is the only nationwide provider of intercity bus transportation services in the United States. The Company serves the value-oriented customer by connecting rural and urban markets throughout the United States, offering scheduled passenger service to more than 2,400 destinations with a fleet of approximately 2,000 buses and approximately 1,600 sales locations. The Company also provides package express service and, in many terminals, food service.

                                  THE OFFERING

THE PREFERRED STOCK

Securities Offered.........  Up to 2,400,000 shares of 8 1/2% Cumulative
                             Exchangeable Preferred Stock.

Liquidation Preference.....  $25.00 per share.

Dividends..................  Cumulative dividends on the Preferred Stock will accrue at a rate per annum equal to 8 1/2% of the liquidation preference per share of Preferred Stock and will be payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year, commencing August 1, 1997.

Conversion.................  The Preferred Stock will be convertible, subject to prior redemption, at any time on or after July 15, 1997, at the option of the holder thereof, into Common Stock at a conversion price of $4 7/8 per share, subject to certain adjustments.

Redemption.................  The Preferred Stock will be redeemable, at the option of the Company, in whole or in part, at any time on or after May 3, 2000, at the redemption prices set forth herein, plus accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the redemption date.

Change of Control..........  Upon the occurrence of a Change of Control, the
                             Company will be required to make an offer to repurchase all or any part of each holder's Preferred Stock at a price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends and Liquidation Damages, if any, thereon to the repurchase date.

Exchange...................  Subject to certain conditions, the Company may at its option exchange all, but not less than all, of the then outstanding shares of Preferred Stock into Exchange Debentures on any dividend payment date on or after April 16, 1999.

Voting Rights..............  The holders of the Preferred Stock are entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, each share of Preferred Stock entitling the holder thereof to one vote. The Company, however, may seek stockholder approval to amend the Restated Certificate of Incorporation of the Company to eliminate the provisions thereof providing such voting rights to holders of Preferred Stock. If such amendment is approved, holders of the Preferred Stock will have no voting rights except as provided by law or set forth in the Certificate of Designations. See "Description of Securities -- Preferred
                             Stock -- Voting Rights."

THE EXCHANGE DEBENTURES

Securities Offered.........  8 1/2% Convertible Subordinated Debentures due 2009
                             issuable at the Company's option in exchange for the Preferred Stock in an aggregate principal amount equal to the liquidation preference of the then outstanding shares of Preferred Stock.

Maturity...................  May 1, 2009.

Interest Payment Dates.....  Interest on the Exchange Debentures will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing with the first such date following the date on which the Exchange Debentures are issued (the "Exchange Date").

Ranking....................  The Exchange Debentures will be subordinated to all existing and future Senior Debt (as defined herein) of the Company. As of December 31, 1996, after giving pro forma effect to the Offerings and the use of proceeds therefrom, the principal amount of Senior Debt would have been approximately $207.5 million.

Conversion.................  The Exchange Debentures will be convertible, subject to prior redemption, at any time after issuance thereof, at the option of the holder thereof, into Common Stock at a conversion price of
                            $4 7/8 per share, subject to certain adjustments.

Redemption.................  The Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, at any time on or after May 3, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date.

Change of Control..........  Upon the occurrence of a Change of Control, the
                             Company will be required to make an offer to repurchase all or any part of each holder's Exchange Debentures at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date.

                                  RISK FACTORS

     Prospective purchasers of the Securities offered hereby should carefully review the information set forth below, in addition to the other information contained in this Prospectus (including information incorporated by reference herein), in evaluating an investment in the Securities offered hereby.

SUBSTANTIAL LEVERAGE

     The Company has, and will continue to have, consolidated indebtedness that is substantial in relation to its stockholders' equity. As of December 31, 1996, after giving pro forma effect to the offerings of the Preferred Stock and the Senior Notes (as hereinafter defined), completed April 16, 1997 (the "Offerings"), and the application of the net proceeds therefrom, the Company would have had outstanding consolidated long-term indebtedness (including current portions) of approximately $217.3 million and total stockholders' equity of approximately $173.7 million. In addition, for the year ended December 31, 1996, after giving pro forma effect to the Offerings and the application of the net proceeds therefrom, the Company's earnings would have been insufficient to cover fixed charges and preferred stock dividends by $6.5 million. The degree to which the Company is leveraged could have important consequences to holders of the Securities, including: (i) an impairment of the Company's ability to obtain additional financing in the future; (ii) a reduction of funds available to the Company for its operations or for capital expenditures as a result of the dedication of a substantial portion of the Company's cash flow to the payment of principal of and interest on the Company's indebtedness; (iii) the possibility of an event of default under financial and operating covenants contained in the Company's debt instruments, including the indenture in respect of the Senior Notes (the "Senior Note Indenture"), which, if not cured or waived, could prevent the Company from paying dividends on the Preferred Stock or interest on the Exchange Debentures and could have a material adverse effect on the Company;
(iv) a relative competitive disadvantage if the Company is substantially more leveraged than its competitors; and (v) an inability to adjust to rapidly changing market conditions and consequent vulnerability in the event of a downturn in general economic conditions or its business because of the Company's reduced financial flexibility. The Company's Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends were each
1.4 and 1.3 for the fiscal years ended December 31, 1992 and 1993, respectively. The coverage deficiency for Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends were each $98.9 million, $17.4 million, $6.5 million and $17.1 million for the fiscal years ended December 31, 1994, 1995 and 1996 and the three-month period ended March 31, 1997, respectively.

     In addition to its debt service obligations, the Company's operations require substantial investments on a continuing basis. The Company's ability to make scheduled debt payments, to refinance its obligations with respect to its indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of the Company's operating assets, including its bus fleet, properties and systems software, as well as to provide capacity for the growth of its business, depends on its financial and operating performance and obtaining additional sources of financing, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors, many of which are beyond the Company's control. Moreover, the Company is and will be subject to covenants contained in the Senior Note Indenture, the Revolving Credit Facility and other present and future indebtedness of the Company. Such covenants include without limitation, restrictions on certain payments, the granting of liens, the incurrence of additional indebtedness, dividend restrictions affecting subsidiaries, assets sales, transactions with affiliates, and mergers and consolidations. There can be no assurance that the Company's operating results will be sufficient for payment of the Company's indebtedness or to fund its other expenditures or that the Company will be able to obtain financing to meet such requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

HISTORY OF LOSSES

     The Company has had a net loss in each of its last three fiscal years. Although the Company has implemented new strategic and operational initiatives intended to enhance revenues and operating income, the

Company's operations generally are subject to economic, financial, competitive, legal and other factors, many of which are beyond its control. Accordingly, there can be no assurance that the Company will be able to implement these initiatives without delay or that these initiatives will return the Company to profitability.

ABSENCE OF DIVIDENDS ON COMMON STOCK; RESTRICTIONS ON DIVIDENDS

     The Company has not paid any dividends on the Common Stock in the past and does not anticipate paying dividends on the Common Stock in the foreseeable future. See "Market Price of Common Stock and Dividend Policy" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Moreover, the Revolving Credit Facility and the Senior Note Indenture restrict the ability of the Company to declare or pay cash dividends on any of its capital stock. In general, the Revolving Credit Facility restricts the payment of dividends on the Preferred Stock in an amount in excess of $10.0 million per year, and the Senior
Note Indenture limits the aggregate amount of Restricted Payments (as defined in the Senior Note Indenture), including the payment of dividends on, and the repurchase, redemption or other retirement of, shares of Preferred Stock and Common Stock, to an amount equal to the sum of (a) 50% of the Consolidated Net Income (as defined in the Senior Note Indenture to exclude certain non-recurring and extraordinary gains) of the Company, plus (b) the net cash proceeds to the Company from the sale of certain equity securities of the Company, plus (c) the amount of proceeds to the Company from the sale of certain investments. Notwithstanding the foregoing, however, the Senior Note Indenture will permit the Company to pay regularly scheduled dividends on the Preferred Stock if (i) the Company is not then in default under the Senior Note Indenture and (ii) with respect to dividend payments on and after April 15, 2000, the Company's Consolidated Interest Coverage Ratio (as defined in the Senior Note Indenture) is at least 2.0 to 1. As a result of the foregoing provisions, there can be no assurance that the Company will at all times be permitted to pay dividends on the Preferred Stock. In addition, future agreements of the Company may restrict the Company's ability to pay dividends on the Preferred Stock and Common Stock.

REPURCHASE OF PREFERRED STOCK UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase all outstanding shares of Preferred Stock at a price equal to 100% of the liquidation preference thereof, plus accumulated dividends and Liquidated Damages, if any, thereon to the date of repurchase. Certain events involving a Change of Control may result in an event of default under the Revolving Credit Facility and may result in an event of default under other indebtedness of the Company that may be incurred in the future. An event of default under the Revolving Credit Facility or other indebtedness could result in an acceleration of such indebtedness. See "Description of Other Indebtedness." There can be no assurance that the Company would have sufficient resources to repurchase the Preferred Stock and pay its obligations under such indebtedness upon the occurrence of a Change of Control. In addition, such indebtedness may prohibit the Company from repurchasing Preferred Stock following a Change of Control. These Change of Control provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt.

COMPETITION

     The transportation industry is highly competitive. The Company's primary sources of competition for passengers are automobile travel, low cost air travel from both regional and national airlines, and, in certain markets, regional bus companies and trains. There can be no assurance that the Company will be able to successfully compete against these sources of competition. See
"Business -- Competition" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

SEASONALITY

     The Company's business is seasonal in nature and generally follows the pattern of the travel industry as a whole, with peaks during the summer months and the Thanksgiving and Christmas holiday periods. As a result, the Company's cash flows are seasonal in nature with a disproportionate amount of the Company's annual cash flows being generated during the peak travel periods. Therefore, an event that adversely affects ridership during any of these peak periods in any year could have a material adverse effect on the Company's financial condition or results of operations for such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

IMPORTANCE OF SELF-INSURANCE AUTHORITY AND AVAILABILITY OF INSURANCE

     The Surface Transportation Board (the "STB") of the United States Department of Transportation ("DOT") has granted the Company authority to self-insure its automobile liability exposure for interstate passenger service up to a maximum level of $5.0 million per occurrence. To maintain self-insurance authority, the STB requires the Company to maintain a tangible net worth of $10.0 million (as of December 31, 1996, the Company's tangible net worth was $119.9 million) and to maintain a $15.0 million trust fund (currently fully funded) to provide security for payment of claims. Subsequent to the self-insurance grant by the STB, 38 states have granted the Company the authority to self-insure its intrastate automobile liability exposure.

     Insurance coverage and risk management expense are key components of the Company's cost structure. The loss of self-insurance authority from the STB or a decision by the Company's insurers to modify the Company's program substantially, by either increasing cost, reducing availability or increasing collateral, could have a material adverse effect on the Company's financial condition or results of operations.

LITIGATION

     The Company is a party to various lawsuits the outcome of which, if adverse to the Company, could have a material adverse effect on the results of operations and financial condition of the Company. See "Business -- Legal Proceedings" in the Company's Annual Report on Form 10-K.

PENSION PLAN FUNDING

     The Company maintains five defined benefit pension plans, the most significant of which (the "ATU Plan") covers approximately 16,500 current and former employees, fewer than 1,300 of which are active employees of the Company. The ATU Plan was closed to new participants in 1983 and, as a result, over 80% of its participants are over the age of 50. For financial reporting and investment planning purposes, the Company currently uses an actuarial table that closely matches the actual experience related to the existing participant population. As a result of legislation enacted in 1994 by the United States Congress, the Company may be required to begin measuring its funding obligation under the ATU Plan utilizing an actuarial table prescribed by such legislation. If so required, the Company currently estimates, based on assumed rates of return on the ATU Plan's investments, that it would be required to begin making contributions to the ATU Plan beginning no earlier than 1998 in an aggregate amount over the next five years ranging from approximately $6.0 million to approximately $30.0 million. If the ATU Plan is unable to attain such assumed rates of return, such contributions could be higher. Although the Company is exploring whether it may be able to obtain relief from this requirement, there is no assurance that the Company will be able to obtain such relief, that the ATU Plan will be able to obtain the assumed rates of return or that contributions to the ATU Plan will not be significant.

LACK OF PUBLIC MARKET

     The Preferred Stock will not be listed on any securities exchange. The Company has been advised by Bear Stearns & Co. Inc. that Bear Stearns & Co. Inc. intends to make a market in the Preferred Stock after the consummation of the Offering, as permitted by applicable laws and regulations; however, Bear Stearns & Co. Inc. is not obligated to do so, and any such market making activities may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Registration Statement. Future trading prices may depend on a number of factors including among other things, the performance of the Company, the market for similar securities, prevailing interest rates and other factors. Therefore, there can be no assurance that an active market for the Preferred Stock will develop.

ANTI-TAKEOVER EFFECTS OF CERTAIN INSTRUMENTS AND AGREEMENTS OF THE COMPANY

     The Company's certificate of incorporation and bylaws, the Revolving Credit Facility, the Senior Note Indenture, the Stockholders Rights Plan of the Company and certain other contracts to which the Company is a party, and the Delaware General Corporation Law contain provisions that could have the effect of delaying or preventing a transaction that results in a change of control of the Company.

                                  THE COMPANY

     The Company is the only nationwide provider of intercity bus transportation services in the United States. The Company serves the value-oriented customer by connecting rural and urban markets throughout the United States, offering scheduled passenger service to more than 2,400 destinations with a fleet of approximately 2,000 buses and approximately 1,600 sales locations. The Company also provides package express service and, in many terminals, food service. The Company's executive offices are located at 15110 N. Dallas Parkway, Suite 600, Dallas, Texas 75248, and its telephone number is (972) 789-7000.

                                USE OF PROCEEDS

     The Company will not receive any portion of the net proceeds from the sale of the shares of the Securities by the Selling Securityholders. See "Plan of Distribution."

                            SELLING SECURITYHOLDERS

     The Registration Statement of which the Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Securities the opportunity to sell their Securities in public transactions rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Securities and request the Company to file a supplement to this Prospectus or an amendment to the Registration Statement identifying such holder as a Selling Securityholder and disclosing such other information concerning the Selling Securityholder and the Securities to be sold as may then be required by the Securities Act and the rules and regulations thereunder, as applicable. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The holders of Securities who have made such a request and as to which any such required supplement or amendment has been filed or become effective are referred to herein as the "Selling Securityholders."

     As of the date of this Prospectus, no holder of Securities has made such a request and, accordingly, no Selling Securityholders are named herein. The Company will from time to time supplement or amend this Prospectus to reflect the required information concerning any Stock Securityholders.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell the Securities to which this Prospectus relates in whole or from time to time in part through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company has agreed to pay substantially all the fees and expenses incurred in connection with the registration of the Securities, other than any underwriting fees, discounts or commissions of underwriters, brokers, dealers and agents attributable to the sale of the Securities.

     The Preferred Stock currently trades in the PORTAL Market. However, shares of Preferred Stock sold pursuant to this Prospectus will not thereafter be eligible for trading in the PORTAL Market. The Company does not intend to list the Preferred Stock or the Exchange Debentures on any securities exchange or to seek approval for quotation of the Preferred Stock through any automated quotation system. Although Bear,

Stearns & Co. Inc. has advised the Company that they intend to make a market in the Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Preferred Stock will develop or be maintained.

     The Company will issue the shares of Common Stock issuable upon conversion of the Preferred Stock to registered holders of the Preferred Stock upon the conversion thereof. The Common Stock is listed on the American Stock Exchange and trades under the symbol "BUS."

     In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any broker, dealer or underwriter that participates with the Selling Securityholders in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Preferred Stock, the Exchange Debentures or Common Stock described herein, and any Selling Securityholder may transfer, devise or make a gift of such securities by other means not described herein.

     The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

                           DESCRIPTION OF SECURITIES

PREFERRED STOCK

     The following summary of certain provisions of the Preferred Stock and the Certificate of Designations pursuant to which the Preferred Stock is issued does not purport to be complete. The Certificate of Designations and the Exchange Debenture Indenture are available from the Company upon request. See "Additional Information."

  Ranking

     The Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after the date of this Offering Memorandum by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Company established after the date of the issuance of the Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Company established after the date of the issuance of the Preferred Stock by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). The Preferred Stock is subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, provided that the Company may not issue any new class of Senior Securities without the approval of the holders of at least 66 2/3% of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class.

     In addition, the Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company. As of December 31, 1996, after giving pro forma effect to the Offerings and the use of proceeds therefrom, the Preferred Stock would have been junior in right of payment to approximately $207.5 million of total indebtedness of the Company.

  Dividends

     Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Preferred Stock at a rate per annum equal to 8 1/2% of the liquidation preference per share of Preferred Stock, payable quarterly. All dividends are cumulative whether or not earned or declared on a daily basis from the date of issuance of the Preferred Stock and will be payable quarterly in arrears on February 1, May 1, August 1, and November 1 of each year, commencing on August 1, 1997. The Revolving Credit Facility and Senior Note Indenture restrict, and future agreements of the Company may restrict, the payment of cash dividends on the Preferred Stock.

     Dividends are payable to holders of record of the Preferred Stock on the stock register of the Company on the record date for such purpose fixed by the Board of Directors of the Company, which shall not be less than 10 nor more than 60 days preceding the dividend payment date. Dividends are computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period of less than one month.

     No dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in cash or declared and a sum in cash set apart for such payment on the Preferred Stock. If full dividends in cash are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities.

No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with respect thereto, if full cumulative dividends for all past dividend periods have not been paid in cash on the Preferred Stock.

  Optional Redemption

     The Preferred Stock is redeemable for cash on or after May 3, 2000, at the option of the Company, in whole or from time to time in part, at the redemption prices set forth herein, together with all accumulated and unpaid dividends and Liquidated Damages, if any, to the redemption date (the "redemption price"). The redemption prices (expressed as percentages of liquidation preference) are as follows, plus all accumulated and unpaid dividends and Liquidated Damages, if any, to the redemption date, for shares of Preferred Stock redeemed during the twelve-month period beginning on May 3 of the years indicated:

YEAR                                                               PERCENTAGE
----                                                               ----------
2000.............................................................      104.86%
2001.............................................................      103.64
2002.............................................................      102.43
2003.............................................................      101.21
2004 and thereafter..............................................      100.00

     No optional redemption may be authorized or made unless, prior to giving the applicable redemption notice, all accumulated and unpaid dividends for dividend periods ended prior to the date of such redemption notice shall have been paid in cash. In the event of partial redemptions of Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company; provided that the Company may redeem all shares held by holders of fewer than 100 shares of Preferred Stock (or by holders that would hold fewer than 100 shares of Preferred Stock following such redemption) prior to its redemption of other shares of Preferred Stock.

  Procedure for Redemption

     On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest; provided, however, that if a notice of redemption has been given and an amount in cash equal to the full redemption price shall have been segregated and irrevocably set apart by the Company in trust for the benefit of holders of the Preferred Stock called for redemption, then at the close of business on the day on which such funds are so segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled, subject to their rights of conversion, to receive only the redemption price for their shares on the redemption date. The Company will make a public announcement of the redemption and send a written notice of redemption by first class mail to each holder of record of shares of Preferred Stock not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with the Certificate of Designations.

  Conversion Rights

     Each share of Preferred Stock will be convertible at any time on or after July 15, 1997 at the option of the holder thereof into Common Stock of the Company, at a conversion rate equal to $25.00 (the liquidation preference per share of Preferred Stock) divided by the conversion price then applicable, except that the right to convert shares of Preferred Stock called for redemption will terminate at the close of business on the business day preceding the redemption date and will be lost if not exercised prior to that time, unless the Company defaults in making the payment due upon redemption.

     The conversion price is $4 7/8 per share. The conversion price is subject to adjustment in certain events, including: (i) the payment of dividends (and other distributions) in Common Stock on any class of capital stock of the Company; (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined in the Certificate of Designations); (iii) subdivisions, combinations and reclassifications of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of any class of capital stock, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to above and dividends and distributions paid in cash out of the retained earnings of the Company, unless the sum of all such cash dividends and distributions made and the amount of cash and the fair market value of other consideration paid in respect of any repurchases of Common Stock by the Company or any of its subsidiaries, in each case within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the product of the then current market price of the Common Stock times the aggregate number of shares of Common Stock outstanding on the record date for such dividend or distribution).

     No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. Notwithstanding the foregoing, no adjustment to the conversion price shall reduce the conversion price below the then par value per share of the Common Stock. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

     In the case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each share of Preferred Stock then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount receivable per share by a plurality of non-electing shares).

     No fractional shares of Common Stock will be issued upon conversion; in lieu thereof, the Company will pay a cash adjustment based upon the closing price of the Common Stock on the business day prior to the conversion date.

     The holder of record of a share of Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Preferred Stock is entitled to receive such dividends with respect to such share of Preferred Stock on the corresponding dividend payment date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. A share of Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends to the opening of business of the corresponding dividend payment date must be accompanied by a payment in cash in an amount equal to the dividend payable on such dividend payment date, unless such share of Preferred Stock has been called for redemption on a redemption date occurring during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding dividend payment date. The dividend payment with respect to a share of Preferred Stock called for redemption on a date during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share on such record date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. No payment or adjustment will be made upon conversion of shares of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

  Change of Control

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Preferred Stock Change of Control Offer") to repurchase all or any part of each holder's Preferred Stock at an offer price in cash equal to 100% of the aggregate liquidation preference thereof, plus accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following a Change of Control, the Company will mail a notice to each holder of Preferred Stock describing the transaction that constitutes the Change of Control and offering to repurchase the Preferred Stock pursuant to the procedures required by the Certificate of Designations and described in such notice; provided that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of the Preferred Stock required by this covenant. The Company will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Preferred Stock as a result of a Change of Control.

     A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company, unless (i) the closing price per share of Common Stock for any five trading days within the period of ten consecutive trading days ending immediately after the announcement of such Change of Control equals or exceeds 105% of the conversion price of the Preferred Stock or the Exchange Debentures, as the case may be, in effect on each such trading day or (ii) at least 90% of the consideration in the transaction or transactions constituting a Change of Control pursuant to clause
(c) consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq national market and, as a result of such transaction or transactions, the Preferred Stock or the Exchange Debentures, as the case may be, become convertible solely into such common stock (and any rights attached thereto), or
(d) the first day on which more than a majority of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Company becomes a subsidiary of another entity shall not constitute a Change of Control if (i) the stockholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no "person" or "group" (as such terms are defined above), other than such other entity (but including holders of equity interests of such other entity), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors on the date of original issuance of the Preferred Stock or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

     Except as described above with respect to a Change of Control, the Certificate of Designations does not contain provisions that permit the holders of the Preferred Stock to require that the Company repurchase or redeem the Preferred Stock in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Preferred Stock or the Common Stock, but that would not constitute a Change of Control.

     The occurrence of a Change of Control could result in a default under the Revolving Credit Facility or other indebtedness of the Company. In addition, the Revolving Credit Facility or other indebtedness could restrict the Company's ability to repurchase the Preferred Stock upon a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing the Preferred Stock, the Company could seek the consent of its lenders to the repurchase of the Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing the Preferred Stock. The Company's failure to make a Preferred Stock Change of Control Offer or to repurchase the Preferred Stock tendered in a Preferred Stock Change of Control Offer would constitute a Voting Rights Triggering Event (as defined herein). Finally, the Company's ability to repurchase the Preferred Stock following a Change of Control may be limited by the Company's then existing financial resources.

     The Company will not be required to make a Preferred Stock Change of Control Offer following a Change of Control if a third party makes the Preferred Stock Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designations applicable to a Preferred Stock Change of Control Offer made by the Company and purchases all of the Preferred Stock validly tendered and not withdrawn under such Preferred Stock Change of Control Offer.

  Exchange

     The Company at its option may exchange all, but not less than all, of the then outstanding shares of Preferred Stock into its 8 1/2% Convertible Subordinated Debentures due 2009 (the "Exchange Debentures") on any dividend payment date on or after April 16, 1999, provided that on the date of such exchange: (a) there are no accumulated and unpaid dividends or Liquidated Damages on the Preferred Stock (including the dividends payable and Liquidated Damages on such date) or other contractual impediment to such exchange; (b) there shall be legally available funds sufficient therefor; (c) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the date of such exchange or the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange, and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof will not be subject to any restrictions imposed by the Securities Act upon the resale thereof, other than any such restriction to which the holder thereof already is subject on the Exchange Date, and such exemption is relied upon by the Company for such exchange; (d) the indenture in respect of the Exchange Debentures (the "Exchange Debenture Indenture") and the trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); (e) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (f) the Company shall have delivered to the Trustee under the Exchange Debenture Indenture a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a), (b), (c) and (d). The Company shall send a written notice of exchange by mail to each holder of record of shares of Preferred Stock, which notice shall state, among other things, (i) that the Company is exercising its option to exchange the Preferred Stock for Exchange Debentures pursuant to the Certificate of Designations and
(ii) the date of exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which such notice is mailed. On the Exchange Date, the Company shall issue Exchange Debentures in exchange for the Preferred Stock as provided below.

     The holders of outstanding shares of Preferred Stock will be entitled to receive $1,000 principal amount of Exchange Debentures for each 40 shares of Preferred Stock (the liquidation preference of which equals $1,000). The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof. The Company will pay cash in lieu of issuing an Exchange Debenture in a principal amount less than

$1,000. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Preferred Stock, and all rights of the holders of Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends and Liquidated Damages, if any, to the Exchange Date and, if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

     The Company intends to comply with the provisions of the Exchange Act in connection with any exchange, to the extent applicable.

  Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, $25.00 per share, plus an amount in cash equal to accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages, if any, to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends and Liquidated Damages, if any, to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designations for the Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value thereof and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Preferred Stock and its par value.

  Voting Rights

     Pursuant to the Company's Restated Certificate of Incorporation, holders of all classes of preferred stock of the Company, including the Preferred Stock, are entitled to vote with the holders of the Common Stock on all matters submitted to the stockholders of the Company, with each share of preferred stock entitling the holder thereof to one vote on such matters. The Company, however, may seek stockholder approval to amend its Restated Certificate of Incorporation to eliminate the provisions thereof providing for such preferred stockholder voting rights. If such amendment is approved by the stockholders of the Company, holders of the Preferred Stock will have no voting rights except as provided by law or as set forth in the Certificate of Designations. The Certificate of Designations will provide, however, that (a) if dividends on the Preferred Stock are in arrears and unpaid for six quarterly dividend periods (whether or not consecutive), or (b) the Company fails to make a Preferred Stock Change of Control Offer or to repurchase all of the Preferred Stock tendered in a Preferred Stock Change of Control Offer pursuant to the provisions of the Certificate of Designations described above under "-- Change of Control" (in each case, a "Voting Rights Triggering Event"), then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of the majority of the then outstanding shares of Preferred Stock, voting separately as a class, to elect two directors. Such voting rights will continue until such time as all dividends and Liquidated Damages, if any, in arrears on the Preferred Stock are paid in full or until such failure to make, and to purchase all shares of Preferred Stock tendered in, a Preferred Stock Change of Control Offer is cured, as the case may be.

     In addition, the Certificate of Designations will provide that the Company will not authorize any class of Senior Securities without the approval of holders of at least 66 2/3% of the share of Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that the Company may not amend the Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of the Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock, without the approval of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of the Preferred Stock.

  Merger, Consolidation and Sale of Assets

     Without the vote or consent of the holders of a majority of the then outstanding shares of Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) if the Company is not the resulting entity, the Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event has occurred and is continuing. The resulting entity of such transaction shall thereafter be deemed to be the "Company" for all purposes of the Certificate of Designations.

  Covenant to Report

     Whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the holders of the Preferred Stock (a) all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, the Company will furnish to the holders of the Preferred Stock, prospective purchasers of shares of Preferred Stock and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Form, Denomination and Registration

     Global Shares; Book Entry Form. Shares of Preferred Stock will be evidenced initially by one or more global certificates (the "Global Certificate") which will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the Global Certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Owners of beneficial interest in the Global Certificate may hold their interest in the Global Certificate directly through DTC if such holder is a participant in DTC or indirectly through organizations that are participants in DTC (the "Participants"). Persons who are not Participants may beneficially own interests in the Global Certificate held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear though or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Certificate, Cede & Co. for all purposes will be considered the sole holder of the Global Certificate. Owners of beneficial interest in the Global Certificate will be entitled to have certificates registered in their names and to receive physical delivery of certificates in definitive form ("Definitive Securities").

     Payment of dividends on and any redemption price with respect to the Global Certificate will be made to Cede & Co., the nominee for DTC, as registered owner of the Global Certificate, by wire transfer of immediately available funds on each dividend payment date or redemption date, as applicable. Neither of the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company has been informed by DTC that, with respect to any payment of dividends on, or the redemption price with respect to, the Global Certificate, DTC's practice is to credit Participants' accounts on the payment date therefor, with payments in amounts proportionate to their respective beneficial interests in the Preferred Stock represented by the Global Certificate as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the Preferred Stock represented by the Global Certificate held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Transfers between Participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Certificate to such persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Preferred Stock represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Transfer Agent will have responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Preferred Stock (including, without limitation, the presentation of Preferred Stock for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Certificate are credited, and only in respect of the Preferred Stock represented by the Global Certificate as to which such Participant or Participants has of have given such direction.

     DTC has also advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Preferred Stock to be issued in definitive form in exchange for the Global Certificates.

     Certificated Preferred Stock. Investors in the Preferred Stock may request that Definitive Securities be issued in exchange for Preferred Stock represented by the Global Certificate. Furthermore, Definitive Securities may be issued in exchange for Preferred Stock represented by the Global Certificate if no successor depositary is appointed by the Company as set forth above.

     Unless determined otherwise by the Company in accordance with applicable law, Definitive Securities issued upon transfer or exchange of beneficial interests in Preferred Stock represented by the Global Certificate will bear a legend setting forth transfer restrictions under the Securities Act as set forth under "Notice to Investors." Any request for the transfer of Definitive Securities bearing the legend, or for removal of the legend from Definitive Securities, must be accompanied by satisfactory evidence, in the form of an opinion of counsel, that such transfer complies with the Securities Act or that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act, as the case may be.

  The Transfer Agent

     Mellon Securities Trust Company is the transfer agent and registrar for the Preferred Stock.

THE EXCHANGE DEBENTURES

     The Exchange Debentures, if issued, will be issued pursuant to the Exchange Debenture Indenture between the Company and U.S. Trust Company of Texas, N.A. The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The Exchange Debentures are subject to all such terms, and prospective investors are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Exchange Debenture Indenture does not purport to be complete. Copies of the proposed form of Exchange Debenture Indenture are available upon request from the Company or the Initial Purchaser.

  General

     The Exchange Debenture Indenture authorizes the issuance of an aggregate principal amount of Exchange Debentures equal to the aggregate liquidation preference of the then outstanding shares of Preferred Stock at the time such shares are exchanged for Exchange Debentures as described under "-- Preferred Stock -- Exchange." The Exchange Debentures will mature on May 1, 2009. The Exchange Debentures will bear interest at the rate of 8 1/2% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, commencing on the first such date following the date on which the Exchange Debentures are issued (the "Exchange Date"), to the holders of record at the close of business on the April 15 and October 15 next preceding such interest payment date. Interest will initially accrue from the Exchange Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof, other than as described under "-- Preferred Stock -- Exchange."

     The Exchange Debentures will be general unsecured obligations of the Company, subordinated in right of payment to all Senior Debt (as defined below). See "-- Subordination."

     Principal, premium, interest and Liquidated Damages, if any, will be payable, and the Exchange Debentures may be presented for redemption, repurchase, exchange or transfer, at the office of the paying agent and registrar and at any other office or agency maintained by the Company for such purpose. The Trustee will initially act as registrar and paying agent. The Company may change the registrar or paying agent without prior notice to holders and the Company or any subsidiary of the Company may act in such capacity.

  Optional Redemption

     The Exchange Debentures will be redeemable for cash on or after May 3, 2000, at the option of the Company, in whole or from time to time in part, at the redemption prices set forth herein, together with all accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. The redemption prices (expressed as percentages of principal amount) are as follows for Exchange Debentures redeemed during the twelve-month period beginning on May 3 of the years indicated:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2000..............................................    104.86%
2001..............................................    103.64
2002..............................................    102.43
2003..............................................    101.21
2004 and thereafter...............................    100.00

  Selection and Notice

     If less than all of the Exchange Debentures are to be redeemed at any time, selection of Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or, if the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Debentures of $1,000 or less shall be redeemed in part. At least 30 but not more than 60 days before the redemption date, a public notice of the redemption shall be made and notice of redemption shall be mailed by first class mail to each holder of Exchange Debentures to be redeemed at its registered address. If any Exchange Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Debenture. On and after the redemption date, interest will cease to accrue on Exchange Debentures or portions thereof called for redemption.

  Mandatory Redemption

     Except as set forth under "-- Change of Control," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Debentures.

  Subordination

     The payment of principal of and premium, interest and Liquidated Damages, if any, on the Exchange Debentures will be subordinated in right of payment to the prior payment in full of all Senior Debt, whether outstanding on the Exchange Date or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all monetary obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures, and until all monetary obligations with respect to Senior Debt are paid in full, any distribution to which the holders of Exchange Debentures would be entitled shall be made to the holders of such Senior Debt (except that holders of Exchange Debentures may receive securities, including capital stock, that are subordinated at least to the same extent as the Exchange Debentures to Senior Debt and any securities issued in exchange for Senior Debt).

     The Company also may not make any payment upon or in respect of the Exchange Debentures (except in such capital stock or subordinated securities) if
(a) a default in the payment of the principal of or premium or interest on any Senior Debt occurs and is continuing beyond any applicable period of grace or
(b) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representative of holders of such Designated Senior Debt. Payments on the Exchange Debentures may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived and (ii) in case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated and remains unpaid. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     "Senior Debt" means (a) all obligations of the Company under the Revolving Credit Facility, as it may be amended, modified, restated, supplemented, deferred, extended, renewed, replaced, refunded or refinanced from time to time, and (b) any other Indebtedness of the Company, whether outstanding on the date of issuance of the Exchange Debentures or thereafter incurred, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt; provided, however, that Senior Debt will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its subsidiaries or (iii) any trade payables.

     "Indebtedness" means any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with generally accepted accounting principles.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the Revolving Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $5.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Exchange Debentures may recover less ratably than creditors of the Company who are holders of Senior Debt. As of December 31, 1996, after giving pro forma effect to the Offerings and the use of proceeds therefrom, the principal amount of outstanding Senior Debt would have been approximately $207.5 million. In addition, neither the Certificate of Designations nor the Exchange Debenture Indenture will limit the amount of Senior Debt that the Company may incur in the future.

  Change of Control

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (an "Exchange Debenture Change of Control Offer") to repurchase all or any part of each holder's Exchange

Debentures at an offer price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following a Change of Control, the Company will mail a notice to each holder of Exchange Debentures describing the transaction that constitutes the Change of Control and offering to repurchase the Exchange Debentures pursuant to the procedures required by the Exchange Debenture Indenture and described in such notice; provided that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the Exchange Debentures required by this covenant. The Company will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of a Change of Control.

     Except as described above with respect to a Change of Control, the Exchange Debenture Indenture does not contain provisions that permit the holders of the Exchange Debentures to require that the Company repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Exchange Debentures or the Common Stock, but that would not constitute a Change of Control.

     The occurrence of a Change of Control could result in a default under the Revolving Credit Facility or other Senior Debt. In addition, the Revolving Credit Facility or other Senior Debt could restrict the Company's ability to repurchase Exchange Debentures upon a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Exchange Debentures, the Company could seek the consent of its lenders to the repurchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Exchange Debentures. The Company's failure to make an Exchange Debenture Change of Control Offer or to repurchase Exchange Debentures tendered in an Exchange Debenture Change of Control Offer would constitute an event of default under the Exchange Debenture Indenture, which could, in turn, constitute a default under the Revolving Credit Facility or other Senior Debt. In such circumstances, the subordination provisions in the Exchange Debenture Indenture would likely restrict payments to the holders of Exchange Debentures. See "-- Subordination." Finally, the Company's ability to repurchase Exchange Debentures following a Change of Control may be limited by the Company's then existing financial resources.

     The Company will not be required to make an Exchange Debenture Change of Control Offer following a Change of Control if a third party makes the Exchange Debenture Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Exchange Debenture Indenture applicable to an Exchange Debenture Change of Control Offer made by the Company and purchases all Exchange Debentures validly tendered and not withdrawn under such Exchange Debenture Change of Control Offer.

  Conversion Rights

     Each Exchange Debenture will be convertible at any time at the option of the holder thereof into Common Stock of the Company, at a conversion rate equal to the principal amount of such Exchange Debenture divided by the conversion price then applicable, except that the right to convert Exchange Debentures called for redemption will terminate at the close of business on the business day preceding the redemption date and will be lost if not exercised prior to that time, unless the Company defaults in making the payment due upon redemption, or if not exercised prior to the maturity of the Exchange Debentures.

     The conversion price initially will be the conversion price with respect to the Preferred Stock on the Exchange Date and will be subject to adjustment as set forth under "-- Preferred Stock -- Conversion Rights."

     In the case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, the Exchange Debentures then outstanding would become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such Exchange Debentures might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount receivable per share by a plurality of non-electing shares).

     No fractional shares of Common Stock will be issued upon conversion; in lieu thereof, the Company will pay a cash adjustment based upon the closing price of the Common Stock on the business day prior to the conversion date.

     The holder of record of an Exchange Debenture at the close of business on a record date with respect to the payment of interest on the Exchange Debentures will be entitled to receive such interest with respect to such Exchange Debentures on the corresponding interest payment date, notwithstanding the conversion of such Exchange Debentures after such record date and prior to such interest payment date. Exchange Debentures surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business of the corresponding interest payment date must be accompanied by a payment in cash in an amount equal to the interest payable on such interest payment date, unless such Exchange Debentures have been called for redemption on a redemption date occurring during the period from the close of business on any record date for the payment of interest to the close of business on the business day immediately following the corresponding interest payment date. The interest payment with respect to an Exchange Debenture called for redemption on a date during the period from the close of business on any record date for the payment of interest to the close of business on the business day immediately following the corresponding interest payment date will be payable on such interest payment date to the record holder of such Exchange Debenture on such record date, notwithstanding the conversion of such Exchange Debenture after such record date and prior to such interest payment date. No payment or adjustment will be made upon conversion of Exchange Debentures for accrued and unpaid interest or for dividends with respect to the Common Stock issued upon such conversion.

  Events of Default and Remedies

     The Exchange Debenture provides that each of the following constitutes an Event of Default: (a) default for 30 days in the payment when due of interest or Liquidated Damages on the Exchange Debentures; (b) default in payment when due of the principal of or premium, if any, on the Exchange Debentures; (c) failure by the Company to comply with the provisions described under the caption
"-- Change of Control"; (d) failure by the Company for 60 days after notice to comply with any of its covenants, representations, warranties or other agreements in the Indenture or the Exchange Debentures; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (i) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and
(g) certain events of bankruptcy or insolvency with respect to the Company.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare all the Exchange Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or, all outstanding Exchange Debentures will become due and payable without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Exchange Debentures by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages that has become due solely because of the acceleration) have been cured or waived. Holders of the Exchange Debentures may not enforce the Indenture or the Exchange Debentures except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Exchange Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding by notice to the Trustee may on behalf of the holders of all of the Exchange Debentures waive any existing Default or Event of Default and its consequences under the Exchange Debenture Indenture except a continuing Default or Event of Default in the payment of the principal of or interest or Liquidated Damages on the Exchange Debentures.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

  Amendment, Supplement and Waiver

     Except as provided below, the Exchange Debenture Indenture or the Exchange Debentures may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures), and any existing default or compliance with any provision of the Exchange Debenture Indenture or the Exchange Debentures may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting Holder): (a) reduce the principal amount of Exchange Debentures whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (other than provisions relating to the covenants described above under the caption "-- Change of Control"), (c) reduce the rate of or change the time for payment of interest on any Exchange Debenture, (d) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the holders of at least a majority in aggregate principal amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration), (e) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Debentures to receive payments of principal of or premium, interest or Liquidated Damages on the Exchange Debentures (except as permitted in clause (g) hereof), (g) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Change of Control") or (h) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Exchange Debentures, the Company and the Trustee may amend or supplement the Exchange Debenture Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of the Company's obligations to holders of Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Exchange Debentures or that does not adversely affect the legal rights under the Exchange Debenture Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  Concerning the Trustee

     The Exchange Debenture Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

COMMON STOCK

     The Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share.

  Dividends

     The holders of Common Stock are entitled to receive dividends, when and as declared by the Board of Directors of the Company, provided that the Company has funds legally available for the payment of dividends and is not otherwise contractually restricted from the payment of dividends, and subject to the prior rights and preferences, if any, of holders of preferred stock of the Company.

  Dissolution, Liquidation or Winding Up

     In the event of a dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to receive, after distribution of preferential amounts, if any, to creditors of the Company and holders of preferred stock of the Company, if any, all assets of the Company available under law for distribution to stockholders.

  Voting

     Each holder of Common Stock of the Company is entitled to one vote, in person or by proxy, for each share owned. For a discussion of the effect on holders of Common Stock of the voting rights of holders of the Company's preferred stock, if issued, see "-- Preferred Stock."

  Preemptive Rights

     The Common Stock does not carry with it any preemptive or preferential rights to purchase or subscribe to any additional shares of capital stock of the Company issued in the future, whether of a presently existing class of stock or one that may later be authorized by the Company.

  Preferred Stock Purchase Rights

     Each share of Common Stock also evidences a right to purchase one one-thousandth (1/1000) of a share of Series A Junior Preferred Stock of the Company. Those rights will become separately transferable only under certain circumstances. See "-- Stockholder Rights Plan."

  Listing on the American Stock Exchange

     The Common Stock is listed for trading on the American Stock Exchange under the symbol "BUS".

  Transfer Agent

     The transfer agent and registrar for the Common Stock is Mellon Securities Trust Company.

STOCKHOLDER RIGHTS PLAN

     On March 22, 1994, the Board of Directors of the Company declared a dividend of one Preferred Stock Purchase Right (each a "Preferred Right") for each outstanding share of Common Stock. The dividend was payable as of April 4, 1994 to stockholders of record on that date. Each Preferred Right entitles the registered holder to purchase from the Company one one-thousandth (1/1000) of a share of a new series of preferred stock of the Company, designated as Series A Junior Preferred Stock ("Series A Preferred Stock"), at a price of $35.00 per one one-thousandth (1/1000) of a share (the "Preferred Exercise Price"), subject to certain adjustments. The description and terms of the Preferred Rights are set forth in a Rights Agreement (the "Preferred Rights Agreement") between the Company and Mellon Securities Trust Company, as Rights Agent (the "Preferred Rights Agent"), dated as of March 22, 1994, as amended as of April 8, 1997. The following summary of the Rights and the Preferred Rights Agreement is qualified in its entirety by reference to the Rights Agreement, a copy of which is available from the Company.

     The Preferred Rights, unless earlier redeemed by the Board of Directors, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 20% or more of the outstanding voting stock of the Company (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 30% or more of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer). Prior to the Distribution Date, the Preferred Rights are not exercisable, are not represented by a separate certificate, and are not transferable apart from the Company's Common Stock, and instead are evidenced by the Common Stock certificates. An Acquiring Person does not include (A) the Company, (B) any subsidiary of the Company, (C) any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan (each of the persons listed in clauses (A) through (C) above being an "Exempt Person," or (D) any person or group whose ownership of 20% or more of the shares of voting stock of the Company then outstanding results solely from (i) any action or transaction or transactions approved by the Board of Directors before such person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of Common Stock of the Company pursuant to a transaction or transactions approved by the Board of Directors (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% of the Company's Common Stock unless such acquisition of additional Common Stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

     The Preferred Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Preferred Rights ("Preferred Right Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Preferred Rights from and after the Distribution Date. The Preferred Rights will expire at the close of business on March 22, 2004, unless earlier redeemed by the Company as described below.

     The Series A Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of the Company's preferred stock. The Series A Preferred Stock may not be issued except upon exercise of Preferred Rights. Each share of Series A Preferred Stock is entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $100.00 per share and 1,000 times the cash dividends declared on the Company's Common Stock. In addition, each share of Series A Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share or 1,000 times the payment made per share of Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The rights of Series A Preferred Stock as to dividends and liquidation are protected by anti-dilution provisions.

     Each share of Series A Preferred Stock will have one vote, voting together with the Common Stock.

     The number of shares of Series A Preferred Stock issuable upon exercise of the Preferred Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Common Stock. The Preferred Exercise Price for the Preferred Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

     Unless the Preferred Rights are earlier redeemed, in the event that, after the time that the Preferred Rights become exercisable, the Company were to be acquired by any Person (other than an Exempt Person) in a merger or other business combination (in which any shares of the Company's Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred to any Person (other than an Exempt Person) in one or a series of related transactions, the Preferred Rights Agreement provides that proper provision will be made so that each holder of record of a Preferred Right will from and after such date have the right to receive, upon payment of the Preferred Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Preferred Exercise Price. In addition, unless the Preferred Rights are earlier redeemed, if a person or group becomes the beneficial owner of 20% or more of the Company's voting stock (other than pursuant to a tender or exchange offer (a "Qualifying Tender Offer") for all outstanding shares of Common Stock that is approved by the Board of Directors, after taking into account the long-term value of the Company and all other factors they consider relevant in the circumstances), the Preferred Rights Agreement provides that proper provision will be made so that each holder of record of a Preferred Right, other than the Acquiring Person (whose Preferred Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Preferred Exercise Price, that number of shares of the Company's Series A Preferred Stock having a market value at the time of the transaction equal to two times the Preferred Exercise Price (such market value to be determined with reference to the market value of the Company's Common Stock as provided in the Preferred Rights Agreement).

     Fractional shares of Series A Preferred Stock (other than fractions that are integral multiples of one one-thousandth (1/1,000) of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-thousandth (1/1,000) of a share.

     At any time on or prior to the close of business on the tenth day after the time that a Person or group has become an Acquiring Person (or such later date as a majority of the Board of Directors may determine), the Company may redeem the Preferred Rights in whole, but not in part, at a price of $.01 per Preferred Right ("Redemption Price"). Immediately upon the effective time of the action of the Board of Directors of the Company authorizing redemption of the Preferred Rights, the right to exercise the Preferred Rights will terminate and the only right of the holders of the Preferred Rights will be to receive the Redemption Price.

     For as long as the Preferred Rights are then redeemable, the Company may, except with respect to the redemption price or date of expiration of the Preferred Rights, amend the Preferred Rights in any manner, including an amendment to extend the time period in which the Preferred Rights may be redeemed. At any time when the Preferred Rights are not then redeemable, the Company may amend the Preferred Rights in any manner that does not materially adversely affect the interests of holders of the Preferred Rights as such. Amendments to the Preferred Rights Agreement from and after the time that any Person becomes an Acquiring Person requires the approval of a majority of the Board of Directors.

     Until a Preferred Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     As of April 8, 1997, 1,500,000 shares of Series A Preferred Stock have been reserved for issuance upon exercise of the Preferred Rights.

     The Preferred Rights have certain anti-takeover effects. The Preferred Rights will cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Preferred Rights should not interfere with any merger or other business combination approved by the Board since they may be redeemed by the Company at $.01 per Preferred Right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership of 20% or more of the Common Stock.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND
  BYLAWS OF THE COMPANY

     The Restated Certificate of Incorporation and Bylaws of the Company contain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions of the Restated Certificate of Incorporation and the Bylaws also are intended to help ensure that the Board of Directors, if confronted by a unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

     The following is a summary of such provisions included in the Restated Certificate of Incorporation and Bylaws of the Company.

     Classified Board of Directors. The Restated Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms.

     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Board of Directors and the stockholders, if confronted by a stockholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what is believed to be the best interests of the stockholders.

     The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of Common Stock of the Company by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of the Common Stock that could be caused by accumulations of large blocks of Common Stock associated with such purchases. Accordingly, stockholders could be deprived of certain opportunities to sell their Common Stock at a temporarily higher market price.

     The Board of Directors believes that a classified board of directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors, because a majority of the directors at any given time will have prior experience as directors of the Company.

     Number of Directors; Filling Vacancies; Removal. The Restated Certificate of Incorporation provides that the Board of Directors will consist of nine members. The number of directors constituting the entire Board of Directors may be changed only by an amendment to the Restated Certificate of Incorporation. The Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the Board of Directors. Moreover, under Delaware law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees. Moreover, this provision also will make it more difficult for stockholders to remove a director when the only reason for such removal may be the performance of such director.

     No Stockholder Action by Written Consent; Special Meetings. The Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and prohibits stockholder action by written consent in lieu of a meeting. The Bylaws provide that special meetings of stockholders may be called by a majority of the Board of Directors, the Chairman of the Board of Directors or by any holder or holders of at least 25% of the outstanding shares of the capital stock of the Company.

     The provisions of the Restated Certificate of Incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called as provided in the Bylaws. These provisions would also prevent the holders of a majority of the outstanding shares of Common Stock from using the written consent procedure to take stockholder action without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining the outcome of such proposed action.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. The Bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at the principal executive office of the Company not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and certain information about the stockholder proposing to nominate that person.

     The chairman of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before such meeting in accordance with the Bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above-mentioned procedures.

     The purpose of the nomination procedure, by requiring advance notice of nominations by stockholders, is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. The purpose of the business procedure, by requiring advance notice of proposed business, is to provide a more orderly procedure for conducting annual and special meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, to provide the Board of Directors with a meaningful opportunity to inform stockholders, prior to the meeting, of any business proposed to be conducted at such meeting, together with any recommendation as to the Board of Directors' position or belief as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the Board of Directors as to the disposition of any such business.

     Although the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual or special meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

     Amendment of Certain Provisions of the Restated Certificate of Incorporation and the Bylaws. The Restated Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Company, voting together as a single class, for any amendments of the Restated Certificate of Incorporation and provides that Bylaw provisions may be adopted, altered, amended or repealed only by the affirmative vote of two-thirds of the members of the Board of Directors or holders of at least two-thirds of the outstanding shares of capital stock of the Company, voting together as a single class, entitled to vote thereon. These provisions will make it more difficult for stockholders to make changes in the Restated Certificate of Incorporation or Bylaws, including changes designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by holders of at least two-thirds of the outstanding shares of voting capital stock will enable the holders of a minority of the voting stock of Greyhound to prevent the holders of a majority of such stock from amending such provisions of the Restated Certificate of Incorporation and the Bylaws.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 5% or more of the corporation's voting stock.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States Federal income tax considerations generally applicable to holders acquiring the Preferred Stock, but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Preferred Stock, the Common Stock and the Exchange Debentures (collectively, the "Securities").

     The discussion assumes that the holders of the Securities will hold them as "capital assets" within the meaning of Section 1221 of the Code. Although the matter is not entirely free from doubt, the Company intends to treat the Preferred Stock as equity and the Exchange Debentures as indebtedness for federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected. The discussion is not binding on the IRS or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Securities or that any such position would not be sustained.

     The tax treatment of a holder of the Securities may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding the Securities as part of a hedging or conversion transaction or a straddle) may be subject to special rules not discussed below. The following discussion is limited to the United States Federal income tax consequences relevant to a holder of the Securities that is a citizen or resident of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any political subdivision thereof, or an estate or trust the income of which is subject to United States Federal income tax regardless of source or that is otherwise subject to United States federal income tax on a net income basis in respect of the Securities. The following discussion does not consider all aspects of United States Federal income tax that may be relevant to the purchase, ownership and disposition of the Securities by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations.

DIVIDENDS ON PREFERRED STOCK AND COMMON STOCK

     Dividends paid on the Preferred Stock or on Common Stock will be taxable to a holder as ordinary dividend income to the extent of the Company's allocable current or accumulated earnings and profits (as determined for United States Federal income tax purposes).

     To the extent that the amount of any distribution on the Preferred Stock or on Common Stock exceeds the Company's current or accumulated earnings and profits allocable to such distribution (as determined for Federal income tax purposes), such distribution will be treated as a return of capital that will reduce the holder's adjusted tax basis in the Preferred Stock or Common Stock in respect of which such distribution is made. Any such excess distribution that is greater than the holder's adjusted tax basis in such Preferred Stock or Common Stock will be taxed as a capital gain and will be long-term capital gain if the holder's holding period for such Preferred Stock or Common Stock is more than one year. For purposes of the remainder of the discussion, the term "dividend" refers to a distribution paid out of allocable earnings and profits, unless the context indicates otherwise. Liquidated Damages should be taxed in the same manner as dividend distributions, except that it is possible that Liquidated Damages might be treated as payment of a fee and hence as ordinary income with respect to which no dividends received deduction is available.

     Pursuant to certain amendments to section 305(c) of the Code, the IRS has the authority to promulgate regulations which may treat unpaid cumulative dividends on preferred stock as being constructively paid to the holder in certain circumstances, such as when there is no intention for dividends to be paid currently at the time of issuance of the preferred stock. The IRS has not yet proposed any such regulations.

     Dividends received by corporate holders generally will be eligible for the 70% dividends-received deduction under section 243 of the Code. There are, however, a number of exceptions and restrictions relating to the availability of such dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are sought to be deducted,
(ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of section 1059 of the Code, and (iv) taxpayers who pay alternative minimum tax. Corporate stockholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations. In addition, tax legislative proposals recently made by the Clinton Administration would (i) reduce the 70% dividends-received deductions to 50%, (ii) eliminate the dividends-received deduction in the case of certain limited term preferred stock which does not participate in corporate growth (through a conversion privilege or otherwise) to any significant extent, and (iii) require a corporate holder to satisfy a separate forty-six day holding period requirement with respect to each dividend in order to be eligible for such dividends-received deduction. It is not possible to predict whether such legislative proposals will ultimately be enacted into law, and if so, the form or effective date of any such legislation.

CONVERSION OF PREFERRED STOCK

     No gain or loss will generally be recognized for United States Federal income tax purposes on conversion of the Preferred Stock solely into Common Stock. However, if the conversion takes place when there is a dividend arrearage on the Preferred Stock, a portion of the Common Stock received may be treated as a taxable dividend to the extent of such dividend arrearage. Except for any Common Stock treated as payment of a dividend, the tax basis for the Common Stock received upon conversion (including any fractional share deemed received) will be the tax basis of the Preferred Stock converted, and the holding period of the Common Stock received upon conversion (including any fractional share deemed received) will include the holding period of the Preferred Stock converted into such Common Stock. The receipt of cash in lieu of a fractional share upon conversion of Preferred Stock to Common Stock will generally be treated as a sale of such fractional share of Common Stock in which the holder will recognize taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the fractional share redeemed. Such gain or loss will be capital gain or loss and will be long-term or short-term depending on the holder's holding period for the fractional share redeemed.

ADJUSTMENTS TO CONVERSION PROVISIONS

     Treasury regulations issued under section 305 of the Code treat certain adjustments to conversion provisions of stock such as the Preferred Stock and securities such as the Exchange Debentures, as constructive distributions of stock with respect to preferred stock or convertible securities (which are treated as stock for this purpose). Such constructive distributions of stock would be taxable to holders of Preferred Stock or Exchange Debentures as described above under the caption "Dividends on Preferred Stock." In general, any adjustment increasing the number of shares of Common Stock into which the Preferred Stock or Exchange Debentures can be converted could constitute a constructive distribution of stock to holders of Preferred Stock or Exchange Debentures unless made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of Preferred Stock or Exchange Debentures. Any adjustment in the conversion price to compensate the holders of Preferred Stock or Exchange Debentures for taxable distributions of cash or property on any of the outstanding Common Stock of the Company may be treated as a constructive distribution of stock to holders of Preferred Stock or Exchange Debentures. The Company is unable to predict whether any such adjustment will be made.

SALE, REDEMPTION OR EXCHANGE OF PREFERRED STOCK AND SALE OR EXCHANGE OF COMMON STOCK

     A redemption of shares of Preferred Stock for cash would be a taxable event.

     A redemption of shares of Preferred Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the Preferred Stock redeemed. Stock is considered to be constructively owned by a holder pursuant to Section 318 if, among other circumstances, the holder has an option to acquire such stock

(such as pursuant to the Exchange Debentures). If a holder does own, actually or constructively, other stock of the Company, a redemption of Preferred Stock may be treated as a dividend to the extent of the Company's allocable current or accumulated earnings and profits (as determined for United States Federal income tax purposes). Such dividend treatment would not be applied if the redemption
(i) results in a "complete termination" of the holder's actual and constructive stock interest in the Company under section 302(b)(3) of the Code, or (ii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any actual ownership of common stock of the Company and any stock constructively owned) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holders's stock interest in the Company.

     If a redemption of the Preferred Stock for cash is treated as a sale or exchange, the redemption would result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Preferred Stock redeemed, except to the extent that the redemption price includes dividends which have been declared by the Board of Directors of the Company prior to the redemption. Similarly, upon the sale or exchange of the Preferred Stock or the Common Stock (other than in a redemption, on conversion or pursuant to a tax-free exchange), the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted basis in the Preferred Stock or the Common Stock would result in capital gain or loss. This gain or loss would be long-term capital gain or loss if the holder's holding period for the Preferred Stock or the Common Stock exceeds one year. Under current law, capital gains recognized by corporations are taxed at a maximum rate of 35% and the maximum rate on net capital gains in the case of individuals is 28%.

     A redemption of Preferred Stock in exchange for Exchange Debentures will be subject to the same general rules as a redemption for cash, except that any gain or loss generally will be determined based upon the "issue price" of the Exchange Debentures. See the discussion below under "Original Issue Discount." Additionally, such gain may be eligible for deferral under the installment sale method as long as neither the Exchange Debentures nor the Preferred Stock is readily tradable on an established securities market and the redemption qualifies for sale or exchange treatment.

     If a redemption of Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Debentures, as the case may be, received by the holder. It is possible, however, that the fair market value of the Exchange Debentures (if different from their issue price) may constitute the amount of the distribution. The holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining stock holdings in the Company, subject to reduction or possible gain recognition under Section 1059 of the Code with respect to the nontaxed portion of such dividend. If the holder does not retain any actual stock ownership in the Company (only constructively having a stock interest by attribution ), the holder may lose the benefit of the basis in the Preferred Stock.

ORIGINAL ISSUE DISCOUNT

     In the event that the Preferred Stock is exchanged for Exchange Debentures and the "stated redemption price at maturity" of the Exchange Debentures exceeds their "issue price" by more than a de minimis amount, the Exchange Debentures will be treated as having original issue discount ("OID") equal to the entire amount of such excess.

     If the Exchange Debentures are traded on an established securities market within the sixty-day period ending thirty days after the exchange date, the issue price of the Exchange Debentures will be their fair market value as of their issue date. Subject to certain limitations described in the Treasury Regulations, the Exchange Debentures will be deemed to be traded on an established securities market if, among other things, price quotations will be readily available from dealers, brokers, or traders. If the Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is traded on an established securities market within the sixty-day period ending thirty days after the exchange, then the issue price of each Exchange Debenture should be the fair market value of the Preferred Stock exchanged therefor at the time of the exchange. The Preferred Stock generally will be deemed to be traded on an established securities market if it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the Preferred Stock nor the Exchange Debentures are traded on an established securities market within the applicable period, the issue price of the Exchange Debentures will be their stated principal amount -- namely, their face value -- unless either (i) the Exchange Debentures do not bear "adequate stated interest" within the meaning of section 1274 of the Code, which is unlikely, or (ii) the Exchange Debentures are issued in a so-called "potentially abusive situation" as defined in the Treasury Regulations under section 1274 of the Code (including a situation involving a recent sales transaction), in either of which cases the issue price of such Exchange Debentures generally will be the fair market value of the Preferred Stock surrendered in exchange therefor.

     The "stated redemption price at maturity" of the Exchange Debentures should equal the total of all payments under the Exchange Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property at least annually at a single fixed rate. Stated interest payable under the Exchange Debentures would appear to qualify as qualified stated interest. Accordingly, for purposes of this calculation none of such stated interest would be included in the stated redemption price at maturity of the Exchange Debentures. For purposes of determining the stated redemption price at maturity of the Exchange Debentures, Liquidated Damages will be ignored unless and until Liquidated Damages become payable.

TAXATION OF STATED INTEREST AND ORIGINAL ISSUE DISCOUNT ON EXCHANGE DEBENTURES

     Stated interest on the Exchange Debentures would be included in income by a holder in accordance with such holder's usual method of accounting. Liquidated Damages, if any, generally should be includible in income by a holder as such Liquidated Damages accrue.

     Each holder of an Exchange Debenture with OID will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year in which such holder holds the Exchange Debenture. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds the Exchange Debenture a pro rata portion of OID thereon which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Exchange Debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the Exchange Debenture (properly adjusted for the length of the accrual period). The adjusted issue price of an Exchange Debenture at the beginning of an accrual period is the original issue price of the Exchange Debenture plus the aggregate amount of OID that accrued in all prior accrual periods, and less any cash payments -- other than qualified stated interest payments (i.e., payments of stated interest) on the Exchange Debenture. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Exchange Debenture, produces an amount equal to the issue price of the Exchange Debenture. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

BOND PREMIUM ON EXCHANGE DEBENTURES

     For holders who purchase after original issuance, if the holder's basis in the Exchange Debentures exceeds the amount payable at the maturity date (or earlier call date, if appropriate), such excess will be deductible by the holder of the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, if an election by the holder under section 171 of the Code is made or is already in effect. An election under section 171 of the Code is available only if the Exchange Debentures are held as capital assets. This election is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the holder on or after the first day of the taxable year to which the election applies. To the extent the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced. Except as may otherwise be provided in future Treasury Regulations, the amortizable bond premium will be treated as an offset to interest income on the Exchange Debentures rather than as a separate deduction item. Recently proposed Treasury Regulations, which are not yet effective, would modify the described rules under
Section 171 in order to coordinate such rules with the rules relating to OID.

ACQUISITION PREMIUM ON EXCHANGE DEBENTURES

     A holder of an Exchange Debenture issued with OID who purchases such Exchange Debenture for an amount that is greater than its then adjusted issue price but equal to or less than the sum of all amounts payable on the Exchange Debenture after the purchase date (other than payments of qualified stated interest) will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

MARKET DISCOUNT ON EXCHANGE DEBENTURES

     Purchasers of Preferred Stock should be aware that the disposition of Exchange Debentures may be affected by the market discount provisions of the Code. The market discount rules generally provide, if a holder of a debt instrument purchases it as a "market discount" and thereafter realizes gain upon a disposition or a retirement of the debt instrument, the lesser of such gain or the portion of the market discount that has accrued on a straight-line basis (or on a constant interest rate basis, if such alternative rate of accrual has been elected by the holder under 1276(b) of the Code) while the debt instrument was held by such holder will be taxed as ordinary income at the time of such disposition. "Market discount" with respect to the Exchange Debentures will be the amount, if any, by which the "revised issue price" of an Exchange Debenture (or its stated redemption price at maturity if the Exchange Debenture has no OID) exceeds the holder's basis in the Exchange Debenture immediately after such holder's acquisition, subject to a de minimis exception. The "revised issue price" of an Exchange Debenture is its issue price increased by the portion of OID previously includible in the gross income of prior holders for periods prior to the acquisition of the Exchange Debenture by the holder (without regard to any acquisition premium exclusion ) and reduced by prior payments other than payments of qualified stated interest.

     A holder who acquires an Exchange Debenture at a market discount also may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction. Moreover, to the extent of any accrued market discount on such Exchange Debentures, any partial principal payment with respect to Exchange Debentures will be includible as ordinary income upon receipt, as will the Exchange Debenture's fair market value on certain otherwise non-taxable transfers (such as gifts).

     A holder of Exchange Debentures acquired at a market discount may elect for Federal income tax purposes to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of Exchange Debentures makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

CONVERSION OF EXCHANGE DEBENTURES

     A holder of Exchange Debentures that converts such Exchange Debentures into Common Stock generally will not recognize gain or loss upon such conversion. A holder's tax basis in such Common Stock will equal such holder's tax basis in the Exchange Debentures, and such holder's holding period with respect to such Common Stock will include such holder's holding period with respect to the Exchange Debentures.

REDEMPTION, SALE OR EXCHANGE OF EXCHANGE DEBENTURES

     Generally, any redemption, sale or exchange of Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of other property received (except to the extent that cash received is attributable to accrued interest, which portion of the consideration would be taxed as a payment of such accrued interest) and the holder's adjusted tax basis in the Exchange Debentures. The adjusted tax basis of a holder who receives an Exchange Debenture in exchange for Preferred Stock will generally be equal to the issue price of the Exchange Debenture (or, possibly in certain circumstances described above, the fair market value of the Exchange Debenture at the time of issuance) increased by any OID with respect to the Exchange Debenture included in the holder's income prior to the sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holder's income prior to the sale or redemption of the Exchange Debenture and by payments other than payments of qualified stated interest. Except to the extent that an intention to call the Exchange Debentures prior to their maturity existed at the time of their original issue as an agreement or understanding between the Company and the original holders of a substantial amount of the Exchange Debentures (which is unlikely), and subject to the above discussion of market discount, such gain or loss would be capital gain or loss, and would be long-term if the holder's holding period for the Exchange Debentures exceeded one year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND TO CORPORATE HOLDERS

     Pursuant to section 163 of the Code and in the event that the Exchange Debentures are "applicable high yield discount obligations" ("AHYDOs"), a portion of the OID (if any) accruing on the Exchange Debentures may be treated as a dividend generally eligible for the dividends-received deduction in the case of corporate holders (and subject to the limitations described above), and the Company would not be entitled to deduct the "disqualified portion" of the OID accruing on the Exchange Debentures and would be allowed to deduct the remainder of the OID only when paid in cash.

     The Exchange Debentures will constitute AHYDOs if they (i) have a term of more than five years, (ii) have a yield to maturity equal to or greater than the sum of the applicable federal rate at the time of issuance of the Exchange Debentures (the "AFR") plus five percentage points, and (iii) have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. Because the amount of OID, if any, attributable to the Exchange Debentures will be determined at the time such Exchange Debentures are issued and the AFR at that point in time is not predictable, it is impossible currently to determine whether Exchange Debentures will be treated as AHYDOs.

     If an Exchange Debenture is treated as an AHYDO, a corporate holder would be treated as receiving dividend income to the extent of the lesser of (i) the Company's current and accumulated earnings and profits, and (ii) the "disqualified portion" of the OID of such AHYDO. The "disqualified portion" of the OID is equal to the lesser of (i) the amount of OID or (ii) the portion of the "total return" (i.e., the excess of all payments to be made with respect to the Exchange Debenture over its issue price) in excess of the AFR plus six percentage points.

     President Clinton has recently proposed tax legislation that would require the deferral until payment of interest deductions with respect to certain indebtedness which is convertible into equity of the issuer. It is not possible to predict whether such legislative proposals will ultimately be enacted into law, and if so, the form or effective date of any such legislation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of Securities may be subject to backup withholding at the rate of 31% with respect to dividends paid on, interest, or the proceeds of a sale or exchange of, the Securities, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Securities who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding would be creditable against the holder's federal income tax liability.

     The Company or its agent will furnish annually to the IRS and to record holders of the Exchange Debentures (other than with respect to certain exempt holders) information relating to the stated interest and the OID, if any, accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a holder who acquired the Exchange Debenture on original issue. Accordingly, other holders will be required to determine for themselves whether they are eligible to report a reduced amount of OID for federal income tax purposes.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. ACCORDINGLY, EACH PURCHASER OF PREFERRED STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THOSE UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas.

                                    EXPERTS

     The audited consolidated financial statements and schedules of Greyhound Lines, Inc., incorporated by reference into this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITYHOLDERS OR THE SELLING AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................
Incorporation of Certain Documents by
  Reference...........................
Risk Factors..........................
The Company...........................
Use of Proceeds.......................
Selling Securityholders...............
Plan of Distribution..................
Description of Securities.............
Certain Federal Income Tax
  Consequences........................
Legal Matters.........................
Experts...............................

                                [GREYHOUND LOGO]
                             GREYHOUND LINES, INC.
                      2,400,000 SHARES 8 1/2% CONVERTIBLE
                          EXCHANGEABLE PREFERRED STOCK

                 $69,000,000 OF 8 1/2 CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2009

                       12,307,692 SHARES OF COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                                                                          , 1997

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable in connection with the offering of the Shares to be registered and offered hereby, all of which will be paid by the Company. All of such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission.

Securities and Exchange Commission Registration Fee.........  $18,045.45
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Miscellaneous...............................................
                                                              ----------
          TOTAL.............................................  $
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation of the Company provides for mandatory indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, the Company, as a Delaware corporation, has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee, or agent of the Company (an "Indemnitee"), against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. The Company's power to indemnify such a person applies only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests, of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 145, the Company also has the power to indemnify an Indemnitee with respect to actions or suits brought by or in the right of the Company, against expenses actually and reasonably incurred by him in connection with the defense and settlement of suit or action (and not in satisfaction of a judgment or settlement of the claim itself), if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests, of the Company and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless a Delaware Court of Chancery, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The General Corporation Law of the State of Delaware further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement.

           4.1           -- Certificate of Designations for the 8 1/2% Convertible
                            Exchangeable Preferred Stock+
           4.2           -- Indenture dated April 16, 1997 by and between the Company and U.S. Trust of Texas, N.A., as trustee*
           4.3           -- Registration Rights Agreement dated April 16, 1997 by and between the Company and Bear, Stearns & Co. Inc.*
           5.1           -- Opinion of Weil, Gotshal & Manges.+
          12.1           -- Computation of Ratios of Earnings to Fixed Charges*
          12.2           -- Computation of Ratios of Earnings to Combined Fixed
                            Charges and Preferred Stock*
          23.1           -- Consent of Weil, Gotshal & Manges+
          23.2           -- Consent of Arthur Andersen LLP.*
          24.1           -- Power of Attorney.(Included on the signature page in Part
                            II of this Registration Statement)
          25.1           -- Statement of Eligibility of Trustee under the Indenture filed as Exhibit 4.2+

---------------

* Filed herewith.

+ To be filed by Amendment.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes the following:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) See Item 15.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 16th day of May, 1997.

                                            GREYHOUND LINES, INC.

                                            By:      /s/ STEVEN L. KORBY
                                              ----------------------------------
                                                       Steven L. Korby
                                              Executive Vice President and Chief
                                                       Financial Officer

     Each person whose signature to this Registration Statement appears below appoints Craig R. Lentzsch and Steven L. Korby, and each of them, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre-and post-effective amendments to this Registration Statement (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), which amendments may make such changes in and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

               /s/ THOMAS G. PLASKETT                  Chairman of the Board of Directors     May 16, 1997
-----------------------------------------------------
                 Thomas G. Plaskett

                /s/ CRAIG R. LENTZSCH                  Director, President and Chief          May 16, 1997
-----------------------------------------------------    Executive Officer (Principal
                  Craig R. Lentzsch                      Executive Officer)

                 /s/ STEVEN L. KORBY                   Executive Vice President and Chief     May 16, 1997
-----------------------------------------------------    Financial Officer (Principal
                   Steven L. Korby                       Financial and Accounting
                                                         Officer)

                /s/ RICHARD J. CALEY                   Director                               May 16, 1997
-----------------------------------------------------
                  Richard J. Caley

                  /s/ LINDA CHAVEZ                     Director                               May 16, 1997
-----------------------------------------------------
                    Linda Chavez

                   /s/ A. A. MEITZ                     Director                               May 16, 1997
-----------------------------------------------------
                     A. A. Meitz

                /s/ FRANK L. NAGEOTTE                  Director                               May 16, 1997
-----------------------------------------------------
                  Frank L. Nageotte

             /s/ ALFRED E. OSBORNE, JR.                Director                               May 16, 1997
-----------------------------------------------------
               Alfred E. Osborne, Jr.

                 /s/ STEPHEN M. PECK                   Director                               May 16, 1997
-----------------------------------------------------
                   Stephen M. Peck

                /s/ ERNEST P. WERLIN                   Director                               May 16, 1997
-----------------------------------------------------
                  Ernest P. Werlin

                                 EXHIBIT INDEX

                                                                          SEQUENTIALLY
                                                                            NUMBERED
EXHIBIT NO.                          DESCRIPTION                              PAGE
-----------                          -----------                          ------------

     4.1     -- Certificate of Designations for the 8 1/2% Convertible
                Exchangeable Preferred Stock+
     4.2     -- Indenture dated April 16, 1997 by and between the Company and U.S. Trust of Texas, N.A., as trustee*
     4.3     -- Registration Rights Agreement dated April 16, 1997 by and between the Company and Bear, Stearns & Co. Inc.*
     5.1     -- Opinion of Weil, Gotshal & Manges.+
    12.1     -- Computation of Ratios of Earnings to Fixed Charges*
    12.2     -- Computation of Ratios of Earnings to Combined Fixed
                Charges and Preferred Stock*
    23.1     -- Consent of Weil, Gotshal & Manges+
    23.2     -- Consent of Arthur Andersen LLP.*
    24.1     -- Power of Attorney.(Included on the signature page in Part
                II of this Registration Statement)
    25.1     -- Statement of Eligibility of Trustee under the Indenture filed as Exhibit 4.2+

---------------

* Filed herewith.

+ To be filed by Amendment.